UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31,  2007

NS8 CORPORATION
(Exact Name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation)	333-75956 (Commission File Number)	13-4142621 (IRS Employer Identification No.)

6080 Center Drive 6th Floor Los Angeles, CA, USA (Address of Principal Executive Offices)	90045 (Zip Code)

Registrant’s telephone number, including area code:  (310) 242-5754

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5-CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)              Director Resignation and Appointment.

On December31, 2007, Anthony Alda resigned as Chairman of the Board of Directors and as a Directorof the Company. Mr. Alda’s resignation did not relate to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Alda’s resignation was in part of the planned reorganization implemented by the Company since early April of 2007. Each of the objectives within the corporate reorganization was successful and announced on August 27, 2007. Following the announcement, Mr. Alda’s remaining objective was to successfully secure a CEO.  Mr. James C. Forbes was announced CEO and a Director of the Company on October 30, 2007.  Mr. Alda assisted with the successful transition of the CEO and Mr. Forbes will assume the additional position as Chairman of the Board.

Mr. Alda was one of the founding principals of the Company and acted as the Chairman of the Board of Directorsand Chief Technology Architect since December 2003. During his tenure, he was responsible for leading highly renowned developers and architects in creating many patent pending technologies in areas of digital video and music encryption, non-resident software applications which many know of as Web 2.0 and commercial management software relating to internet video on demand. We wish to thank Mr. Alda for all of his contributions to the Company over the years and we continue to recognize him as one of the leading pioneers of the internet video distribution industry.

Item 9.01 Financial Statements and Exhibits

(a)                   Financial statements of business acquired.

Not applicable.

(b)                   Pro forma financial information.

Not applicable.

(c)                   Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NS8 Corporation (Registrant)

Date: December 31, 2007	By:	/s/ James C. Forbes
James C. Forbes
Chairman and Chief Executive Officer